Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report presented herein dated March 26, 2009, relating to the consolidated financial statements as of December 31, 2008 and the nine month transition period ended December 31, 2008 of Green Plains Renewable Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the business combination between VBV, LLC and Green Plains Renewable Energy, Inc.).

/s/ L.L. Bradford & Company, LLC March 26, 2009 Las Vegas, Nevada